Certificate of Designation

of

Davis Select International ETF

The undersigned officer of Davis Fundamental ETF Trust, a Delaware statutory trust (the "Trust"), pursuant to the authority conferred upon such officer by Section 2.1 of the Trust's Agreement and Declaration of Trust, as amended (the "Declaration"), and in accordance with the vote of a majority of the Trustees of the Trust, does hereby establish and designate as a Series of the Trust, the Davis Select International ETF (the "Fund"), with the following rights, preferences and characteristics:

1. Shares. The beneficial interest in the Fund shall be divided into Shares having no par value, of which an unlimited number may be issued, which Shares shall represent interests only in the Fund.

2. Classes of Shares. The Shares of the Fund shall initially have one share class. The Trustees shall have the authority from time to time to authorize additional Classes of Shares of the Fund as they deem necessary or desirable.

3. Voting. The Shareholders shall have power to vote only: (i) for the election of one or more Trustees in order to comply with the provisions of the 1940 Act (including Section 16(a) thereof), (ii) for the removal of Trustees in accordance with Section 3.2(b) of the Declaration, (iii) on certain amendments to the Trust Instrument enumerated in Section 9.6 of the Declaration, (iv) with respect to such additional matters relating to the Trust as may be required by the 1940 Act, or (v) as the Trustees may consider necessary or desirable.

4. Indemnification. Indemnification shall be governed by Section 8.4 of the Declaration and shall generally be construed to allow trustees the greatest indemnification allowable by law.

5. Other Rights Governed by Declaration. All other rights, preferences, qualifications, limitations and restrictions with respect to Shares of any Series of the Trust or with respect to any Class of Shares set forth in the Declaration shall apply to Shares of the Fund unless otherwise specified in this Certificate of Designation, in which case this Certificate of Designation shall govern.

6. Amendments, etc. Subject to the provisions and limitations of Section 9.6 of the Declaration and applicable law, this Certificate of Designation may be amended by an instrument signed in writing by a Majority of the Trustees (or by an officer of the Trust pursuant to the vote of a Majority of the Trustees) or when authorized to do so by the vote in accordance with the Declaration of the holders of a majority of all the Shares of the Fund outstanding and entitled to vote or, if such amendment affects the Shares of one or more but not all of the Classes of the Fund, the holders of a majority of all the Shares of the affected Classes outstanding and entitled to vote.

7. Incorporation of Defined Terms. All capitalized terms which are not defined herein shall have the same meaning as ascribed to those terms in the Declaration.

IN WITNESS WHEREOF, the undersigned officer has signed this document as of December 5, 2017.

/s/ Ryan Charles
Secretary